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                                                                    EXHIBIT 10.8

                                LICENSE AGREEMENT

                  LICENSE AGREEMENT, dated November 16, 2001 (the "Agreement"), is made between Celgene Corporation, a Delaware corporation ("Celgene"), Pharmion GmbH, a Swiss limited liability company ("Pharmion"), and, solely for purposes of guaranteeing the obligations of Pharmion hereunder, Pharmion Corporation, a Delaware corporation ("Guarantor").

                  WHEREAS, Celgene has developed the Products (as defined herein); and

                  WHEREAS, Pharmion wishes to receive a license from Celgene for the Products in the Territory (as defined herein), and Celgene is willing to grant Pharmion a license for the Products in the Territory, all on the terms and conditions set forth below.

                  NOW THEREFORE, in consideration of the premises and of the covenants herein contained, Celgene and Pharmion mutually agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

                  For purposes of this Agreement, the following capitalized terms shall have the meanings specified below.

                  "Affiliate" shall mean any corporation or other entity which controls, is controlled by or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

                  "Approval Period" shall have the meaning ascribed thereto in
Section 9.4 hereof.

                  "Celgene Patent Rights" shall mean (i) the patents and patent applications listed on Exhibit A hereto, and (ii) any patents hereafter issued or patent applications hereafter filed by or on behalf of Celgene or any of its Affiliates, in either case, necessary or useful for the registration, distribution, marketing or sale of any of the Products in the Territory during the term of this Agreement.

                  "Celgene Technology" shall mean data, manufacturing know-how, regulatory submissions and other intellectual property that is either in the possession of Celgene as of the date hereof or developed by Celgene during the term of this Agreement in connection with any additional regulatory approvals to market Products in the United States, (including without limitation, S.T.E.P.S., as hereinafter defined, and any clinical

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data from pivotal studies relating to the Products as well as additional clinical studies relating to the Products conducted from time to time by or on behalf of Celgene or any of its Affiliates) in either case, owned or controlled by, or licensed (with the right to sublicense) to, Celgene and that is necessary or useful to register, distribute, market or sell the Products in the Territory.

                  "CMCC" shall have the meaning ascribed thereto in Section 3.9 hereof.

                  "CMCC License" shall have the meaning ascribed thereto in
Section 3.9 hereof.

                  "EMEA" shall mean the European Agency for the Evaluation of Medicinal Products.

                  "Entremed" shall have the meaning ascribed thereto in Section
3.9 hereof.

                  "Entremed License" shall have the meaning ascribed thereto in
Section 3.9 hereof.

                  "First Commercial Sale" shall mean, with respect to any country in the Territory, the first sale of any of the Products to an unaffiliated customer in such country following Regulatory Approval in such country.

                  "Net Sales" shall mean Pharmion's and its Affiliates invoiced sales price of Product billed to unaffiliated customers, less: (i) to the extent such amounts are included in the invoiced sales price, actual credited allowances and/or charge-backs for spoiled, damaged, out-dated and returned product, (ii) quantity and other trade discounts and early settlement discounts (where such discounts are effectively non-discretionary and are given as a matter of course) actually allowed and taken, (iii) transportation, insurance and handling expenses to the extent chargeable to such sales, (iv) sales, value-added and other direct taxes incurred, (v) customs duties and surcharges and other governmental charges incurred in connection with the exportation or importation of any Product, and (vi) legally mandated rebates, if any.

                  "Prime Rate" shall mean the prime rate announced from time to time by Citibank, N.A., plus 2%.

                  "Products" shall mean each article of manufacture, substance, material, chemical, formulation or composition which is or includes Thalidomide as an active ingredient, including, without limitation, any composition that comprises Thalidomide and a non-steroidal anti-inflammatory compound(s). The term "Products" expressly excludes Thalidomide analogs.

                  "Quarterly Report" shall have the meaning ascribed thereto in
Section 3.6 hereof.

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                  "Recognized Agent" shall mean an entity other than an
Affiliate of Pharmion through which Pharmion regularly distributes and sells products in a particular region.

                  "Regulatory Approval" shall mean, with respect to each country in the Territory, all required regulatory approvals (including, without limitation, as to pricing) in such country to market and sell the Product to unaffiliated customers.

                  "Target Volume" shall have the meaning ascribed thereto in
Section 9.4 hereof.

                  "Territory" shall mean the world, except for North America (consisting of the United States, Canada and Mexico), Japan, Korea, Taiwan and China.

                  "Third Party" shall mean any entity other than Celgene or Pharmion, their respective Affiliates.

                  "UK Regulatory Approval" shall mean Regulatory Approval in the United Kingdom.

                                   ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES; COVENANTS

                  2.1. REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each party represents and warrants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts or other arrangements to which it is a party.

                  2.2. REPRESENTATIONS OF PHARMION. Pharmion and Guarantor jointly and severally represent and warrant to, and covenant with, Celgene that:

                           (a) Pharmion is a corporation duly organized, validly
existing and in good standing under the applicable laws of Switzerland and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and

                           (b) Guarantor is a corporation duly organized,
validly existing and in good standing under the applicable laws of Delaware and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and

                           (c) upon the execution and delivery of this
Agreement, this Agreement shall constitute a valid and binding obligation of Pharmion and Guarantor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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                  2.3. REPRESENTATIONS OF CELGENE. Celgene represents and
warrants to, and covenants with, Pharmion that:

                           (a) Celgene is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware and has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

                           (b) upon the execution and delivery of this
Agreement, this Agreement shall constitute a valid and binding obligation of Celgene enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

                           (c) Exhibit A contains a complete and correct list of
all patents and patent applications filed by or on behalf of Celgene or any of its Affiliates, necessary or useful for registration, distribution, marketing or sale of any of the Products.

                  2.4. DISCLAIMER OF WARRANTIES. NOTHING IN THIS AGREEMENT SHALL. BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY CELGENE OR PHARMION (A) THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION, (B) THAT ANY PATENT WHICH HAS ISSUED OR HEREAFTER ISSUES WILL BE VALID, OR (C) THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THE USE OF ANY PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON.

                                  ARTICLE III.
                         LICENSE GRANTS; RESERVED RIGHTS

                  3.1. GRANT OF LICENSE RIGHTS BY CELGENE TO PHARMION. Celgene hereby grants to Pharmion, and Pharmion hereby accepts, an exclusive (including as to Celgene and its Affiliates) royalty-bearing license to register, distribute, market, use and sell the Products in the Territory under the Celgene Patent Rights and the Celgene Technology. Pharmion may not sublicense any of the rights granted by Celgene to Pharmion pursuant to this Section 3.1 and Section
3.2 other than in accordance with Section 10.12 hereof.

                  3.2. TRADEMARK. In connection with the sale and marketing of the Product by Pharmion in the Territory, Celgene hereby grants to Pharmion an exclusive, royalty-free license to use any Celgene trademark used by Celgene in connection with the Product. In the event a Celgene trademark is not available in any jurisdiction within the Territory, Pharmion may select a trademark with Celgene's written consent (such consent not to be unreasonably withheld or delayed) for registration in Celgene's name, and Celgene hereby grants to Pharmion a license thereto on the same basis as provided in the preceding sentence.

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                  3.3. CELGENE RESERVED RIGHTS. Except for the license expressly granted by Celgene to Pharmion pursuant to Sections 3.1 and 3.2, Celgene reserves all rights under the Celgene Patent Rights and the Celgene Technology. The foregoing reserved rights shall include, but not be limited to, the rights to develop, make, use, sell and import Products outside the Territory. Without limiting the generality of the foregoing, it is understood and agreed that Pharmion has no right pursuant to this Agreement to manufacture the Products. However, Celgene and Pharmion hereby confirm that Celgene has authorized Penn Pharmaceuticals Ltd. (together with its successors and assigns, "Penn") to manufacture the Products for sale within the Territory, and that in connection therewith Pharmion is party to a certain Amended and Restated Distribution and License Agreement between Pharmion and Penn with respect to the manufacture of the Products (the "Penn Agreement"). Celgene shall use commercially reasonable efforts to establish a second source of supply of Product. If for any reason at any time during the term of this Agreement the supply of available Product is insufficient, Celgene and Pharmion shall, during such period of short supply, apportion available supply between them on the following basis: (a) if the short supply occurs during the period between the date of this Agreement and December 31, 2003, 75% to Celgene and 25% to Pharmion (but, in the case of Pharmion, not more than that amount subject to firm purchase orders), and (b) if the short supply occurs from and after January 1, 2004, on a basis that is proportional to their respective sales of Product during the preceding 12-month period. If there shall occur a withdrawal or recall of the Product from the U.S. market due to any regulatory mandate or otherwise, from and after the second anniversary of such withdrawal or recall, Celgene shall have no obligation whatsoever to Pharmion with respect to the supply of the Products except to license the manufacture of the Products to Pharmion and/or its contract manufacturers reasonably acceptable to Celgene, on commercially reasonable terms.

                  3.4. PRESERVATION OF LICENSES IN BANKRUPTCY.

                           (a) If Celgene should file a petition under
bankruptcy laws, or if any involuntary petition shall be filed against Celgene, Pharmion shall be protected in the continued enjoyment of Pharmion's rights as licensee hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon licensees under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. Celgene shall give Pharmion reasonable prior notice of the filing of any voluntary petition, and prompt notice of the filing of any involuntary petition, under any bankruptcy laws.

                           (b) The Celgene Technology, the Celgene Patent Rights
shall be deemed to be "intellectual property" as that term is defined in 11 U.S.C. Section 101(56) or any successor provision.

                  3.5. ROYALTIES. In consideration of the license and rights granted by Celgene to Pharmion pursuant to this Article 3, Pharmion shall pay to Celgene a royalty equal to eight percent (8%) of Net Sales, payable as provided below.

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                  3.6. ROYALTY REPORTS, EXCHANGE RATES. During the term of this
Agreement, following the First Commercial Sale, Pharmion shall within thirty
(30) days after each calendar quarter furnish to Celgene a written quarterly report (the "Quarterly Report") showing: (a) the gross sales of the Product sold by Pharmion and its Affiliates during the reporting period and the calculation of Net Sales from such gross sales on a country by country basis; (b) the specific deductions, by category, permitted by the definition of "Net Sales" taken in connection with the calculation of Net Sales; and (c) the exchange rates used in determining the amount of United States dollars reflected in the report. For purposes of calculating Net Sales, all Net Sales in each quarter that are in currencies other than United States dollars shall be converted into United States dollars as follows: the exchange rate will be the average of: (1) the rate applicable on the last business day of the month prior to the month of sale, and (2) the rate applicable on the last business day of the month in which the sale was made (each published in the New York edition of the Wall Street Journal). Pharmion shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined. All payments of royalties shall be made in U.S. dollars.

                  3.7. AUDITS. Upon the written request of Celgene, Pharmion shall permit an independent public accountant selected by Celgene and acceptable to Pharmion, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of Pharmion as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than thirty-six (36) months prior to the date of such request. All such verifications shall be conducted upon reasonable prior notice and not more than once in each calendar year. In the event such Celgene representative concludes that additional royalties were owed to Celgene during such period, the additional royalty (together with interest thereon from the date such royalty was originally due to the date actually paid, at the Prime Rate) shall be paid by Pharmion within thirty (30) days of the date Celgene delivers to Pharmion such representative's written report so concluding. The fees charged by such representative shall be paid by Celgene unless the audit discloses that the royalties payable by Pharmion for the audited period are incorrect by more than five (5%) percent, in which case Pharmion shall pay the reasonable fees and expenses charged by such representative. All information subject to review under this Section 3.7 is confidential and Celgene shall, and shall cause its representatives to, retain all such information in confidence in accordance~ with Article 7 hereof.

                  3.8. ROYALTY PAYMENT TERMS. Royalties shown to have accrued by a Quarterly Report provided for under this Agreement shall be payable, with respect to Net Sales within Italy and Spain, within seventy-five (75) days following the end of each calendar quarter, and with respect to Net Sales elsewhere, within forty-five (45) days following the end of each calendar quarter. Payment of royalties in whole or in part may be made in advance of such due date. Royalties not paid when due shall bear interest at the Prime Rate from the date due to the date actually paid.

                  3.9. CMCC LICENSE. To the extent the Celgene Patent Rights and the Celgene Technology Rights licensed to Pharmion under this Agreement are rights which

                                       -6-

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Children's Medical Center Corporation ("CMCC") has licensed to Celgene Pursuant to the Agreement among Celgene, CMCC, Bioventure Investments KFT and Entremed, Inc. dated August ,2001 (the "CMCC License"), the license granted to Pharmion pursuant to Section 3.1 hereof is subject to the terms, limitations, restrictions and obligations provided for in the CMCC License. Sections 2, 4.7, 4.8, 4.9, 9,10, 11, 12, 15 and 16 of the CMCC License, and, to the extent applicable pursuant to the terms of this Agreement, Sections 7.2, 7.3, 7.4, 7.5, and 7.6 thereof, shall be binding upon Pharmion as if it were a party to the CMCC License. A true and correct copy of the foregoing provisions of the CMCC License are annexed hereto as Exhibit D and a true and correct copy of the CMCC License in the form filed by Celgene with the Securities and Exchange Commission shall be provided by Celgene to Pharmion contemporaneously with the filing thereof with the Securities and Exchange Commission.

                  3.10. TAIWAN. Notwithstanding anything to the contrary contained in this Agreement,

                           (a) If Celgene has not prior to the third anniversary
of the date of this Agreement, granted to any Third Party a license to distribute, market, use or sell the Products in Taiwan (a "Third Party License"), the Territory shall, at Pharmion's election, include Taiwan, such election to be made by written notice to Celgene at any time after the third anniversary of the date of this Agreement; and

                           (b) Pharmion may at any time, but shall not be
required to, register the Products and/or otherwise seek Regulatory Approval in Taiwan, provided that it notifies Celgene of its actions not later than the initiation of its first filing with Taiwanese authorities. Notwithstanding the receipt of any such registration or Regulatory Approval, Pharmion will not distribute, market, use or sell the Products in Taiwan prior to the time, Celgene shall have granted it a license to do so. If Celgene shall grant a Third Party License prior to the third anniversary of the date hereof, Pharmion shall, to the extent legally permissible, take all action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to Celgene of the regulatory filings prepared by Pharmion, and regulatory approvals received by Pharmion, to the extent that such filings relate to the Product and Taiwan.

                                   ARTICLE IV.
                                    MARKETING

                  4.1. SALES AND MARKETING DUTIES OF PHARMION. In connection with the sales and marketing of Products in the Territory, Pharmion shall, at its own expense,

                           (a) use commercially reasonable efforts to commence a
market launch of the Products within the Territory within three months of the receipt of UK Regulatory Approval;

                           (b) pay or have paid all marketing and distribution
costs associated with the sales and distribution of the Products within the Territory;

                                       -7-

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                           (c) maintain or have maintained the Products, pending
their sale to customers, in a facility that is properly equipped (including temperature and humidity control) to store pharmaceutical and other sensitive products. Subject to the terms of any agreements with third parties with respect to the maintenance of the Products, Celgene will have the right to inspect, from time to time, such facility and all government inspection reports and certificates relating thereto. Pharmion shall use commercially reasonable efforts to incorporate in any such agreements a right of Celgene to conduct such inspections;

                           (d) collect from customers customs, handling, freight
and like charges, and sales, value added tax, if any, and other taxes;

                           (e) use commercially reasonable efforts to actively
promote the distribution and sale of the Products within the Territory so as to maximize sales of the Products therein. Without limiting the generality of the preceding sentence, Pharmion shall call upon customers in the Territory at regular intervals to solicit purchases, furnish current information and display and distribute information and materials regarding the Products. Each party shall provide the other with copies of materials it creates and uses for its own marketing purposes relating to the Products in its respective territory. Pharmion shall use such selling, marketing and packaging materials pertaining to the Products as Celgene shall consent to in writing, such consent not to be unreasonably withheld or delayed. Pharmion shall provide Celgene any translations necessary for Celgene to give such consent;

                           (f) comply in all material respects with all
applicable laws, regulations and approvals governing the registration, importation, distribution, marketing and sale of the Products, and conduct itself in a professional manner in accordance with industry standards so as not to cause disrepute or ill favor to Celgene or the Products;

                           (g) maintain a technically competent and experienced
sales force (including a product or market specialist) assigned to market the Products and devoted to maintaining accounts with present customers and developing new accounts for sales of the Products, and disseminate to the sales personnel any sales aids and literature developed by Pharmion relating to the Products;

                           (h) maintain the highest standards of quality to
protect the integrity of the Products, including providing laboratory services for quality control and general housekeeping;

                           (i) study market trends in the Territory and
communicate perceived market changes to Celgene;

                           (j) immediately report to Celgene all governmental
action relating to any of the Products of which it has knowledge and consult with Celgene in the handling of such governmental action (provided, that, final determination with respect to any such governmental action within the Temtory shall be made by Pharmion after such consultation, provided such determination would not be reasonably likely to have a

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material adverse effect on Celgene); and, during the Term of this Agreement and for a period of five years thereafter, maintain records of all sales of Products and customers in order to assist Celgene in tracking the Products sold in the event of a recall or withdrawal of any of the Products from the marketplace due to a mandate of the United States Food and Drug Administration ("FDA") or otherwise (it being understood and agreed that Celgene will immediately report to Pharmion any governmental action relating to any of the Products of which it has knowledge and will maintain similar records during the Term of this Agreement and for a period of five years thereafter);

                           (k) establish and, except as modified as a condition
to any Regulatory Approval, strictly adhere to a system consistent with Celgene's System for Thalidomide Education and Prescribing Safety ("S.T.E.P.S.") for the safe and effective dispensing of the Products, a complete description of which is attached hereto as Exhibit B; provided, however, that Pharmion may effect such modifications of S.T.E.P.S. as Celgene shall have approved in advance, on a country by country basis, the consideration of such approval by Celgene not to be unreasonably delayed by it; and

                           (l) provide Celgene, no later than October 1 of each
year during the term of this Agreement, with an annual marketing plan for the Products in the Territory and consult with Celgene with respect to such plan and consider, in good faith, Celgene's views with regard thereto.

                  4.2. DUTY NOT TO COMPETE. Pharmion will not sell, market or distribute any pharmaceutical product containing thalidomide or any combination pharmaceutical product in a single dosage formulation that includes thalidomide (other than the Products).

                  4.3. MARKETING SUPPORT DUTIES OF CELGENE. In connection with the marketing of the Product, Celgene shall:

                           (a) make available in the United States by telephone
and/or meetings, during reasonable business hours, persons of authority to assist Pharmion in performing the duties of Pharmion required hereunder and to answer appropriate inquiries of Pharmion;

                           (b) refer all inquiries to Pharmion which are
received by Celgene from customers in the Territory; and

                           (c) provide initial training for a limited number of
Pharmion' s marketing/medical staff at Celgene at the expense of Pharmion (including per diem, transportation costs and other expenses).

                                   ARTICLE V.
                               REGULATORY MATTERS

                  5.1. REPORTING OF ADVERSE EVENTS. Each party will give prompt notice to the other party of any information it receives regarding the safety of the Product, including any confirmed or unconfirmed information on adverse, serious, or unexpected

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events associated with the use of the Product (i) by telephone by the end of the next calendar day and (ii) in writing via facsimile within three calendar days after receipt of the information. Pharmion will file any reports concerning such incidents required by law or regulation in the Territory.

                  5.2. OTHER REGULATORY COMPLIANCE MATTERS. Pharmion shall comply with all applicable guidelines of the U.S. Food and Drug Administration and/or the International Committee for Harmonization (ICH) relating to expedited reports and periodic safety update reports. Upon written request of Celgene, Pharmion shall permit Celgene or its representative, at Celgene's expense, to have access during normal business hours to such records of Pharmion as may be reasonably necessary to review Pharmion's drug safety operations. All such reviews shall be conducted upon reasonable prior notice and not more than twice in each calendar year.

                                   ARTICLE VI.
                          INTELLECTUAL PROPERTY RIGHTS

                  6.1. NO OTHER TECHNOLOGY RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, trade secrets, know-how, patents, pending patent applications, products or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.

                  6.2. ENFORCEMENT OF PATENT RIGHTS. Celgene and Pharmion shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications relating to the Products of which they become aware. Celgene shall have the first right to bring any action or legal proceeding to enforce any Celgene Patent Right and/or to protect any Celgene Technology. If, within ninety (90) days from the date of notice of any such alleged or threatened infringement, Celgene has not initiated action to abate such infringement, Pharmion shall have the right, but not the obligation, to seek to abate such infringement at its sole cost and expense. The parties will cooperate with and provide reasonable assistance to each other in any such action. Any monetary recoveries from any such action shall first be applied to reimburse the party who undertook such litigation for its costs and expenses, with the balance of any such recovery being divided in an equitable manner between the parties.

                  6.3. DEFENSE OF INDIVIDUAL INFRINGEMENT ACTIONS. If Celgene or Pharmion, any of their respective Affiliates or any Recognized Agent shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use or sale of the Product, the party which has been sued (or whose Affiliate or Recognized Agent has been sued) shall promptly notify the other party hereto in writing of the institution of such suit. Celgene may, at its option and at its sole expense, control and defend such suit. If, within a reasonable time after receiving notice of such suit, Celgene does not notify the party that has been sued of its intention to control and defend such suit or advises such party that it does not intend to control and defend such suit, the party that has been sued may control and defend such

                                      -10-

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suit. The controlling party (a) may not settle such suit or otherwise consent to an adverse judgment in such suit that materially diminishes the rights or interests of the other party hereto without the express written consent of such other party (which consent shall not be unreasonably withheld or delayed), and
(b) shall keep the other party hereto at all times reasonably informed as to the status of the suit. Such other party shall have the right to be represented by advisory counsel of its own selection (and such counsel's opinion shall be reasonably considered by the controlling party), at its own expense, and shall provide reasonable cooperation in the defense of such suit and furnish to the party controlling such suit all evidence and reasonable assistance within its control.

                  6.4. DEFENSE OF JOINT INFRINGEMENT ACTIONS. If Celgene or any of its Affiliates, on the one hand, or Pharmion or any of its Affiliates or Recognized Agents, on the other hand, shall be jointly named as defendants for infringement of a patent for making, using, selling, offering to sell or importing any of the Products, Celgene shall be entitled to control the defense of such suit, and all expenses thereof including costs and attorney fees, shall be paid by Celgene. Pharmion, its Affiliate or Recognized Agent, as the case may be, shall have the right to be represented by counsel of its own selection, but at its sole expense. Celgene will consult in good faith with Pharmion regarding the litigation. Pharmion, its Affiliate or Recognized Agent, as the case may be, shall provide reasonable cooperation in the defense of such suit and furnish to Celgene all evidence and reasonable assistance within its control. With respect to any judgments, settlements or damages payable with respect to the defense of joint infringement actions, Celgene and Pharmion shall contribute to the amount owed in an equitable manner, reflecting the relative financial benefits enjoyed by each of them with respect to the Net Sales of the Products. In the event a license from a third party is required, the parties shall share the cost of such license equitably. Notwithstanding the foregoing, Pharmion shall not be obligated to contribute to any settlement costs described above unless it has given its express written consent (which consent shall not be unreasonably withheld or delayed) to such settlement.

                                  ARTICLE VII.
                                 CONFIDENTIALITY

                  7.1. NONDISCLOSURE OBLIGATIONS.

                           (a) Except as otherwise provided in this Agreement,
during the term of this Agreement and for a period of ten (10) years thereafter, both Parties shall maintain in confidence (a) information and data received from the other party resulting from or related to the Product and (b) all information and data not described in clause (a) but supplied by the other party under this Agreement marked "Confidential." For purposes of this Article 6, information and data described in clause (a) or (b) shall be referred to as "Information."

                           (b) To the extent it is reasonably necessary or
appropriate to fulfill its obligations or exercise its rights under this Agreement, a party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, consultants, outside contractors and clinical investigators, on a need-to-know basis on

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condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the Product. The obligation not to disclose Information shall not apply to any part of such Information that: (a) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates; (b) can be shown by written documents to have been disclosed to the receiving party or its Affiliates by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party pursuant to a confidentiality agreement; (c) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates, provided such Information was not obtained directly or indirectly from the other party pursuant to a confidentiality agreement; (d) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; (e) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law; provided that the receiving party notifies the other party immediately upon receipt thereof (and provided that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required); or (f) bioavailability and clinical data used for marketing purposes following receipt of UK Regulatory Approval.

                  7.2. TERMS OF THIS AGREEMENT. Celgene and Pharmion each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, except as required by applicable law. Notwithstanding the foregoing, prior to execution of this Agreement, Celgene and Pharmion shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and Celgene and Pharmion may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

                  7.3. INJUNCTIVE RELIEF. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 7 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 7.

                                  ARTICLE VIII.
                                    INDEMNITY

                  8.1. PHARMION INDEMNITY OBLIGATIONS. Pharmion shall defend, indemnify and hold Celgene, its Affiliates and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation) arising as a result of: (a) the breach by Pharmion of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by Pharmion, its Affiliates or Recognized Agents by virtue of which any Product distributed, marketed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation;
(c) claims for bodily injury, death or property damage attributable to the distribution, marketing or sale of the Product by Pharmion, its Affiliates or Recognized Agents; (d) any negligent act or omission of Pharmion, its Affiliates or Recognized Agents in the distribution, marketing and sale of any Product or any other activity conducted by Pharmion, its Affiliates or Recognized Agents under this Agreement which is the proximate cause of injury, death or property damage to a third party; or (e) any failure of Pharmion to comply with any recall of a Product marketed, distributed or sold by Pharmion, its Affiliates or Recognized Agents that is ordered by a governmental agency or required by a confirmed failure of such Product.

                  8.2. CELGENE INDEMNITY OBLIGATIONS. Celgene shall defend, indemnify and hold Pharmion, its Affiliates and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses, and costs of investigation) arising as a result of: (a) the breach by Celgene of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by Celgene or its Affiliates by virtue of which any Product manufactured, distributed, marketed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (c) claims for bodily injury, death or property damage attributable to the manufacture, distribution, marketing or sale of the Product by Celgene or its Affiliates; (d) any negligent act or omission of Celgene (or any Affiliate or sublicensee thereof) in the manufacture, distribution, marketing or sale of any Product or any other activity conducted by Celgene or its Affiliates under this Agreement which is the proximate cause of injury, death or property damage to a third party; or (e) any failure of Celgene to comply with any recall of a Product manufactured, distributed, marketed or sold by Celgene or its Affiliates that is ordered by a governmental agency or required by a confirmed failure of such Product.

                  8.3. PROCEDURE. A party or any of its Affiliates or their respective employees or agents (the "Indemnitee") that intends to claim indemnification under this Article 8 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The

Indemnitor may not settle, or otherwise consent to an adverse judgment with respect to, any loss, claim, liability or action without the consent of the Indemnitee, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8 to the extent of such prejudice, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 8. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

                  8.4. INSURANCE.

                           (a) Phamlion shall purchase and maintain in effect at
its own expense, throughout the term of this Agreement, general liabilities insurance with limits of not less than U.S. $10,000,000 per occurrence and U.S. $50,000,000 in the aggregate. Such policy shall cover Celgene as an additional insured with respect to liability arising out of Pharmion's activities with respect to the Products, and shall provide that the issuer of such policy shall be required to give Celgene and Pharmion not less than 30 days written notice prior to the cancellation of the policy or policies. Upon Celgene's request, a memorandum certificate of the aforementioned insurance policy or policies shall be deposited with Celgene; provided, however, that failure of Celgene to make such a request shall in no way be construed in such a way as to relieve Pharmion from its obligation to procure such insurance coverage. Prior to expiration and/or cancellation of the aforementioned policy or policies, Pharmion shall promptly secure replacement of such insurance coverage upon the same terms and conditions and furnish Celgene with a memorandum certificate as heretofore described.

                           (b) Celgene shall purchase and maintain in effect at
its own expense, throughout the term of this Agreement, general liabilities insurance with limits of not less than U.S. $10,000,000 per occurrence and its $50,000,000 in the aggregate. Such policy shall cover Pharmion as an additional insured with respect to liability arising out of Celgene's activities with respect to the Products, and shall provide that the issuer of such policy shall be required to give Pharmion and Celgene not less than 30 days written notice prior to the cancellation of the policy or policies. Upon Pharmion' s request, a memorial certificate of the aforementioned insurance policy or policies shall be deposited with Pharmion; provided, however, that failure of Pharmion to make such a request shall in no way be construed in such a way as to relieve Celgene from its obligation to procure such insurance coverage. Prior to expiration and/or cancellation of the aforementioned policy or policies, Celgene shall promptly secure replacement of such insurance coverage upon the same terms and conditions and furnish Pharmion with a memorandum certificate as heretofore described.

                                   ARTICLE IX.
                              TERM AND TERMINATION

                  9.1. TERM. Unless sooner terminated pursuant to this Article 9, this Agreement shall expire on the 10-year anniversary of the date of Regulatory Approval in the United Kingdom. The term shall be extended thereafter for additional successive two-year periods, unless and until either party notifies the other party, in writing, of its intention to cancel such extension as of the end of the then current term; provided, that, any such non-extension notice shall be given not less than 180 days prior to the end of the then current term.

                  9.2. EXISTING OBLIGATIONS. Termination pursuant to Section 9.1 of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior to such expiration or termination and any obligation under this Agreement which, pursuant to the express terms hereof, survives such termination.

                  9.3. TERMINATION BY EITHER PARTY.

                           (a) Celgene or Pharmion may terminate this Agreement
on 60 days prior written notice to the other party following (i) a material breach by the other party of any covenant, duty or undertaking herein, or in the letter agreement of even date entered into among Pharmion, Guarantor and Celgene (the "Letter Agreement"), which is not cured within 60 days of written notice thereof; or (ii) if the other party shall become insolvent or shall file or have filed by its creditors a petition in bankruptcy or similar proceeding, if a court of competent jurisdiction appoints a receiver over the business or assets of the other party, or the making by the party of a general assignment for the benefit of creditors.

                           (b) In addition, Celgene may terminate this Agreement
on 30 days prior written notice to Pharmion following (i) Pharmion's failure to apply for UK Regulatory Approval, which application may be to the EMEA, within twelve (12) months after the date of this Agreement or Pharmion' s failure to obtain Regulatory Approval in the United Kingdom within three (3) years after the date of this Agreement, (ii) Pharmion's failure to pay Celgene any amount hereunder when due, unless Pharmion is disputing such payment in good faith or otherwise cures such default within 30 days of Celgene's delivery of the notice,
(iii) Pharmion's discontinuance of the active conduct of its business for a period in excess of 30 days, (iv) Pharmion's failure to commence a market launch of the Products within the United Kingdom within three months after receipt of UK Regulatory Approval, or (v) any change in control of Pharmion that Celgene does not consent to, such consent not be unreasonably withheld or delayed. For purposes of the preceding clause (v), a "change in control" shall be deemed to occur upon (A) the acquisition by any Scheduled Entity (as hereinafter defined) of 50% or more of Pharmion's voting shares, (B) directors elected to the Board of Directors of Pharmion over any 24-month period nominated by any Scheduled Entity representing 30% or more of the total number of directors constituting the Board at the beginning of the period, (C) any merger, consolidation or other corporate combination upon the completion of which shares of any Scheduled Entity outstanding prior to such transaction represent more than

50% of the combined voting power of the resulting entity, or (D) the sale of all or substantially all of the assets of Pharmion to any Scheduled Entity. For purposes of this Agreement, the term "Scheduled Entity" means (i) any of the entities listed on Exhibit C to this Agreement, (ii) any entity which Celgene at any time, and from time to time, during the term of this Agreement, shall add to the entities listed on Exhibit C, if, at any time within five (5) years prior to the date Celgene adds such entity to the list on Exhibit C, (A) Celgene has been in litigation or arbitration proceedings with such entity, (B) such entity has, in writing, threatened Celgene, or been threatened by Celgene, with litigation or arbitration proceedings, or (C) such entity is or has been the subject of any material government action, investigation or proceedings arising from alleged non-compliance with applicable law; (iii) any entity that derives its revenues primarily from generic/multi sourced pharmaceuticals, including new dosage forms/delivery systems of generic or multisourced products, or (iv) any Affiliate of any entity described in the preceding clauses (i), (ii) or (iii).

                  9.4. CO-EXCLUSIVITY WITH CELGENE AND REVERSION.
Notwithstanding anything to the contrary contained in this Agreement:

                           (a) In the event Pharmion fails to obtain Regulatory
Approval in the United Kingdom within three years after the date hereof (the "Approval Period") and Celgene has not exercised its right to terminate this Agreement pursuant to Section 9.3(b)(i), the license and rights granted by Celgene to Pharmion pursuant to Article 3 of this Agreement shall thereafter be exclusive only as to Third Parties and shall not be exclusive as to Celgene or its Affiliates.

                           (b) In the event Pharmion fails to achieve Target
Volume (as hereinafter defined) with respect to any calendar year, the license and rights granted by Celgene to Pharmion pursuant to Article 3 of this Agreement shall thereafter be exclusive only as to Third Parties and shall not be exclusive as to Celgene or its Affiliates, unless Pharmion, on the latest date payments are required to made to Celgene in respect of the last quarter occurring in such calendar year, pays to Celgene an amount equal to eight (8%) percent of the difference between the Target Volume and the Net Sales with respect to such year (the "Shortfall Payment"). The term "Target Volume" shall mean Net Sales of at least U.S. $6 million with respect to the first year following the First Commercial Sale in the United Kingdom, U.S. $13.5 million with respect to the second year following the First Commercial Sale in the United Kingdom, U.S. $18.5 million with respect to the third year following the First Commercial Sale in the United Kingdom, U.S.$20 million with respect to the fourth year following the First Commercial Sale in the United Kingdom and U.S. $22 million with respect to the fifth year following the First Commercial Sale in the United Kingdom, or, if Celgene or any licensee of Celgene commenced commercial sales (following regulatory approval) of an analog of thalidomide (referred to by Celgene currently as an "IMiD") at any time prior to such fifth year, U.S. $18.5 million with respect to such fifth year.

                           (c) In the event Pharmion fails to achieve at least
fifty (50%) of Target Volume in any year and fails to make a Shortfall Payment with respect to such year (such payment to be made as provided in clause (b) above), at Celgene's option, such option to be exercisable solely for a period of sixty (60) days after such payment is otherwise due, the license and rights granted by Celgene to Pharmion pursuant to Article 3 of this Agreement shall terminate upon the date set forth in Celgene's written notice of termination to Pharmion.


                           (d) In the event the license and rights granted by
Celgene to Pharmion pursuant to Article 3 of this Agreement become co-exclusive with Celgene, Pharmion shall provide Celgene with access to all regulatory filings prepared by Pharmion, and regulatory approvals received by Pharmion, to the extent that such filings and approvals relate to the Product.

                  9.5. CONSEQUENCES OF TERMINATION BY CELGENE.

                           (a) If this Agreement is terminated by Celgene, all
licenses and rights granted to Pharmion hereunder shall terminate and Pharmion will immediately cease to distribute, market or sell the Product; and Celgene shall be entitled to claim from Pharmion all damages which would be due to Celgene under law and equity.

                           (b) Pharmion may dispose of its inventory of Product
on hand as of the effective date of termination, and may fill any orders for Product accepted prior to the effective date of termination, for a period of twelve (12) months after the effective date of termination.

                           (c) Within thirty (30) days after disposition of such
inventory and fulfillment of such orders Pharmion will forward to Celgene a final report and pay Celgene all amounts due for Net Sales in such period.

                           (d) Pharmion shall to the extent legally permissible,
take all additional action reasonably necessary to assign all of its right, title and interest in and transfer possession and control to Celgene of the regulatory filings prepared by Pharmion, and regulatory approvals received by Pharmion, to the extent that such filings and approvals relate to the Product.

                  9.6. OBLIGATION TO PAY SURVIVES TERMINATION. The termination of this Agreement shall not affect Pharmion' s obligation to pay Celgene any amounts due Celgene for Product sold prior to termination or pursuant to Section 9.5(c) hereof.

                                   ARTICLE X.
                                  MISCELLANEOUS

                  10.1. FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

                  10.2. ASSIGNMENT. Except as otherwise provided herein, neither the rights nor the obligations hereunder of any party hereto may be assigned without the prior written consent of the other party hereto. Celgene may assign its rights and obligations hereunder to any subsidiary or successor to its business. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

                  10.3. SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the' Parties would not have entered into this Agreement without the invalid provisions.

                  10.4. NOTICES. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:
(a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given under this Section 10.4):

                  If to Celgene:

                  Celgene Corporation
                  7 Powder Horn Drive
                  Warren, New Jersey 07059
                  Attention: Chief Executive Officer
                  Tel: (732) 271-1001
                  Fax: (732) 805-3931

                  with a copy to:

                  Proskauer Rose LLP
                  1585 Broadway

                  New York, New York 10036-8299
                  Attn: Robert A. Cantone, Esq.
                  Tel: (212) 969-3235
                  Fax: (212) 969-2900

                  If to Pharmion:

                  Pharmion GmbH
                  c/o Durr Vogele Partner
                  Centralbahnstr.7
                  4052 Basel Switzerland

                  with a copy to:

                  Pharmion Corporation
                  4865 Riverhead Road
                  Boulder, CO 80301
                  Attention: Patrick J. Mahaffy,
                  Chief Executive Officer
                  Facsimile No.: (720) 564-9191

                  and with a copy to Pharmion's counsel at:

                  Willkie Farr & Gallagher
                  787 Seventh Avenue
                  New York, New York 10019
                  Attention: Peter H. Jakes, Esq.
                  Facsimile No.: (212) 728-8111

All such notices and communications shall be deemed received upon (a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

                  10.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of laws provisions thereof.

                  10.6. DISPUTE RESOLUTION, CHOICE OF FORUM. Any disputes arising between the parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either party of its obligations hereunder, whether before or after the expiration pursuant to Section 9.1 or termination pursuant to Section 9.3 of this Agreement, shall be promptly presented to the President or Chief Executive Officer of Celgene and the President or Chief Executive

Officer of Pharmion for resolution and if they or their designees cannot promptly resolve such disputes, then either party shall have the right to bring an action to resolve such dispute before a court of competent jurisdiction. The Parties hereby submit to the jurisdiction of the federal or state courts located within the State of New York for the conduct of any suit, action or proceeding arising out of or relating to this Agreement. Pharmion hereby agrees that Celgene may effect service of process upon Pharmion by delivery (other than facsimile) in the manner provided for the giving of notices under Section 10.4 hereof.

                  10.7. ENTIRE AGREEMENT. This Agreement, together with the Letter Agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

                  10.8. HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

                  10.9. INDEPENDENT CONTRACTORS. Pharmion and Celgene shall each act as independent contractors. Celgene shall not exercise control over the activities and operations of Pharmion; accordingly, Pharmion shall be responsible for paying all applicable social security, withholding, other employment and income taxes for itself and its employees. Pharmion shall bear all expenses incurred in its sales endeavors, except those for which Celgene agrees in writing to pay. Pharmion and Celgene shall each conduct all of its business in its own name and as it deems fit, provided it is not in derogation of the other's interests. Neither party shall engage in any conduct inconsistent with its status as an independent contractor, have authority to bind the other with respect to any agreement or other commitment with any third party, nor enter into any commitment on behalf of the other.

                  10.10. WAIVER. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

                  10.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.12. SUBLICENSE AND ASSIGNMENT. Pharmion may not sublicense and/or assign any rights under this Agreement without the prior written consent of Celgene; provided, however, that no such consent shall be required if (i) such sublicensee or assignee is an entity controlled by, in control of, or under common control with, Pharmion, (ii) the sublicense is required under applicable law to enable a Recognized Agent to market and distribute the Products, or (iii) in the case of an assignee, such assignee is a successor or assignee of all or substantially all of Pharmion' s business and such assignee is not a Scheduled Entity. Any sublicensee or assignee of Pharmion shall agree in writing to be bound by the terms of this Agreement applicable to the sublicense or assignment and, except with respect to an assignee of the type described in clause (iii) above, Pharmion shall remain responsible to Celgene for the performance of such sublicensee or assignee's obligations under this Agreement.

                  10.13. GUARANTEE. Guarantor hereby unconditionally guarantees the prompt payment and full performance by Pharmion of its obligations under this Agreement.

                  IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

                                CELGENE CORPORATION

                                By: /s/ Sol J. Barer
                                    --------------------------------
                                    Name:  Sol J. Barer, Ph.D.
                                    Title: President and Chief Operating Officer

                                PHARMION GMBH

                                By: /s/ Patrick J. Mahaffy
                                    ---------------------------------
                                    Name:  Patrick J. Mahaffy
                                    Title: Chief Operating Officer

                                PHARMION CORPORATION

                                By: /s/ Patrick J. Mahaffy
                                    ---------------------------------
                                    Name:  Patrick J. Mahaffy
                                    Title: Chief Operating Officer

                                    Exhibit A
                              to License Agreement

Australian Patent Application No. 62486/94

New Zealand Patent Application No. 262676

European Patent Application No. 94909773

European Patent Application PCT/US00/29303

                                    Exhibit B
                              to License Agreement

[Description of S.T.E.P.S.]

                                    Exhibit C
                              to License Agreement

Watson Pharmaceuticals, Inc.

ICN Pharmaceuticals, Inc.

                                    Exhibit D
                              to License Agreement

                                SECTION 2 - GRANT

2.1 Grant. CMCC hereby grants to CELGENE an exclusive, worldwide right and license under the THALIDOMIDE PATENT RIGHTS and the MIXED PATENT RIGHTS, subject to the provisions of Sections 2.2 and 2.6 herein, to make, have made, use, lease, offer for sale, sell and import PRODUCTS and practice LICENSED METHODS in the FIELD.

2.2      Reservation of Research Rights.

         2.2.1 CMCC-Retained Rights. The license granted in Section 2.1 of this Agreement is subject to, and expressly limited by, CMCC's non-exclusive rights to make and use, and to grant to other research and educational institutions (each, a "THIRD PARTY RESEARCHER"), subject to their prior written agreement to be bound by the terms and conditions of this Section 2.2, a non-exclusive license to make and use, the technology and the subject matter described and claimed in the PATENT RIGHTS for research and educational purposes only, whether or not such activities are sponsored by or otherwise paid for by or performed in conjunction with or on behalf of any commercial entity (the "CMCC RETAINED RIGHTS")

         2.2.2 Option(s) to Celgene on THALIDOMIDE INVENTIONS. If, in the exercise of the CMCC RETAINED RIGHTS, CMCC or any THIRD PARTY RESEARCHER makes any potentially patentable inventions or discoveries relating to THALIDOMIDE or to PRODUCTS ("THALIDOMIDE INVENTION"), including without limitation any modifications to any PRODUCT or any improvement to any of the THALIDOMIDE PATENT RIGHTS or any MIXED PATENT THALIDOMIDE CLAIMS, CMCC shall, and CMCC shall contractually obligate any such THIRD PARTY RESEARCHER to, promptly notify CELGENE and BIOVENTURE in writing, provided that the notice to BIOVENTURE need not contain any confidential technical information. CMCC hereby grants, and shall contractually obligate each such THIRD PARTY RESEARCHER to grant, CELGENE an exclusive option ("Option") to enter into a license agreement granting CELGENE an exclusive, worldwide, royalty-bearing license, with the right to sublicense, under any patent applications and patents directed to such THALIDOMIDE INVENTION, to make, have made, use, lease, offer for sale, sell, and import PRODUCTS and practice methods in the FIELD.

         2.2.3 Exercise of Option(s). The term of each Option granted to CELGENE hereunder shall run and be exercisable independently on a THALIDOMIDE INVENTION-by-THALIDOMIDE INVENTION basis, beginning on the date on which CELGENE receives notice thereof pursuant to Section 2.2.2 and continuing for a period of three
                  (3) months ("Option Period"). In the event that this Agreement terminates during any Option Period(s) for any reason other than due to

                  CELGENE's breach of this Agreement, each such Option Period, and the rights and obligations of the parties under Sections 2.2.3, 2.2.4 and 2.2.5 with respect to the relevant THALIDOMIDE INVENTION, shall continue in full force and effect for the duration of each such three (3) month period and, if applicable, the relevant Negotiation Period. The relevant THALIDOMIDE INVENTION shall be deemed to be CMCC's CONFIDENTIAL INFORMATION, pursuant to the terms of this Agreement. CELGENE may exercise its Option with respect to any THALIDOMIDE INVENTION at any time during the relevant Option Period by providing written notice to CMCC and/or such THIRD PARTY RESEARCHER, as applicable, with a copy to BIOVENTURE, stating its intention to exercise such Option. CELGENE agrees that it shall reimburse CMCC for all reasonable out-of-pocket expenses, including reasonable attorney's fees, incurred in connection with the preparation, filing and prosecution of patent applications directed towards the relevant THALIDOMIDE INVENTION in the FIELD ("Patent Costs") during the Option Period, provided that if CELGENE notifies CMCC in writing that it rejects its Option with respect to the relevant THALIDOMIDE INVENTION, CELGENE shall have no obligation to pay for any Patent Costs incurred after the receipt of such notice by CMCC. If CELGENE expressly rejects its Option or the Option Period lapses without any such written notice from CELGENE, then CMCC and such THIRD PARTY RESEARCHER shall have no further obligation to CELGENE with respect to the relevant THALIDOMIDE INVENTION.

         2.2.4 Negotiation of License Agreement. Upon the exercise by CELGENE of the Option set forth in Section 2.2.2, CELGENE and CMCC and/or such THIRD PARTY RESEARCHER, as applicable, shall negotiate in good faith for up to three (3) months for the financial and other material terms, including diligence and indemnification terms, of the license agreement ("Initial Negotiation Period"). If written agreement has been reached between CMCC and/or the THIRD PARTY RESEARCHER, as applicable, on the one hand, and CELGENE, on the other hand, regarding such terms during such three (3) month period, then the Initial Negotiation Period shall automatically, without any further action by either party, be extended for an additional three (3) months (or any longer period as agreed to by the parties) (together with the Initial Negotiation Period, the "Negotiation Period") to permit negotiation and execution of a mutually-agreeable license agreement. CELGENE agrees that it shall reimburse CMCC for all Patent Costs incurred during the Negotiation Period, provided that (a) if the parties cease good faith negotiations with respect to the relevant THALIDOMIDE INVENTION, CELGENE may notify CMCC in writing, and CELGENE shall have no obligation to pay for any Patent Costs incurred after the receipt of such notice by CMCC and (b) if CMCC and/or the THIRD PARTY RESEARCHER, as applicable, on the one hand, and CELGENE, on the other hand, execute a license agreement relating to the relevant THALIDOMIDE INVENTION, the terms and conditions of such agreement shall govern the payment of Patent Costs incurred thereafter. CELGENE agrees that it shall not be entitled to reduce the royalties owed under Section 4 of this Agreement, pursuant to the terms of
                  Section 7.7 hereof or otherwise, to offset payments owed to a THIRD PARTY

                  RESEARCHER pursuant to a license agreement executed as set forth in this Section 2.2. CELGENE and CMCC agree that the payments due pursuant to Section 4 of this Agreement shall not be affected by any payment terms of a license agreement between CELGENE and CMCC executed as set forth in this Section 2.2, it being understood that CELGENE and CMCC are free to agree that payments due under such license agreement may be offset or otherwise reduced by payments due hereunder. BIOVENTURE agrees that it shall not be entitled to any portion of any amount that becomes payable by CELGENE to CMCC or any THIRD PARTY RESEARCHER pursuant to a license agreement executed as set forth in this Section 2.2. CMCC agrees, and shall contractually obligate such THIRD PARTY RESEARCHER, as applicable, to agree, that it will not, during the Option Period and the Negotiation Period, enter into or negotiate with any third party any agreement or contract that would be inconsistent with the grant of the Option to CELGENE hereunder. If the parties are unable to negotiate and execute a mutually acceptable license agreement within the Negotiation Period, CMCC and such THIRD PARTY RESEARCHER shall have no further obligation to CELGENE with respect to the relevant THALDOMIDE INVENTION. CMCC shall notify BIOVENTURE if the Negotiation Period expires without execution of a license agreement between CELGENE and CMCC.

         2.2.5 Entremed Release. ENTREMED agrees that all rights ENTREMED may have in any THALIDOMIDE INVENTION, and any obligations of CMCC to disclose to ENTREMED a THALIDOMIDE INVENTION or to grant to, or negotiate with, ENTREMED a license to a THALIDOMIDE INVENTION, shall be subject to the terms of Sections 2.2.2,
                  2.2.3 and 2.2.4.

2.3 CELGENE'S Right To Sublicense. Subject to the provisions of Section 7.5, CMCC hereby grants to CELGENE the right to sublicense the rights, duties and/or obligations granted to it hereunder in the THALIDOMIDE PATENT RIGHTS and/or the MIXED PATENT RIGHTS, in whole or in part, in the FIELD, provided that, in all cases, CELGENE shall first (a) provide CMCC with such commercially relevant, publicly available information about the potential SUBLICENSEE as CELGENE determines, in its sole good faith judgment, to be necessary to enable CMCC to make a reasonably informed decision regarding the relevant commercial capacity of such potential SUBLICENSEE, such information to be provided to CMCC sufficiently in advance of CELGENE's expected date of entering into a sublicense agreement with the potential SUBLICENSEE so as to allow CMCC to reasonably consider such information, and (b) obtain the written consent of CMCC to the potential SUBLICENSEE, which consent shall not be unreasonably withheld, delayed, or conditioned. Prior to granting or withholding its consent, CMCC shall provide to BIOVENTURE copies of any information received from CELGENE about the potential SUBLICENSEE and shall consult with BIOVENTURE thereon; provided that CMCC shall not be required to obtain the consent of BIOVENTURE in providing or withholding CMCC's consent to such potential SUBLICENSEE, and that neither such consultation nor any consultation with any CMCC ROYALTY PURCHASER(s) shall in any way delay or otherwise obstruct the delivery of CMCC's notice regarding its consent. In the event that CMCC reasonably withholds consent to any potential SUBLICENSEE, CELGENE shall nonetheless have the right to enter into a sublicense agreement with such SUBLICENSEE and, in such event, CELGENE shall guarantee and be responsible for the payment of all royalties and other amounts due and the making of reports under this Agreement by such SUBLICENSEE and SUBLICENSEE's compliance with all applicable terms of this Agreement. CMCC and CELGENE acknowledge and agree that CMCC shall have no right of consent with respect to the terms and conditions of the relevant sublicense agreement, and that CELGENE shall use reasonable efforts to negotiate sublicense agreements that are commercially reasonable according to contemporaneous prevailing standards within the pharmaceutical industry.

2.4      Sublicense Obligations.

         (a) CELGENE agrees that any sublicense granted by it shall provide that the obligations to CMCC of Sections 2, 4.7, 4.8, 4.9, 9, 10, 11, 12, 15 and 16 of this Agreement, and, to the extent applicable pursuant to the terms of the relevant sublicense, Sections 7.2, 7.3, 7.4, 7.5, 7.6, shall be binding upon the SUBLICENSEE as if it were a party to this Agreement. CELGENE further agrees to attach copies of the above-identified Sections to any such sublicense agreements. Further, CELGENE hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the event or date upon which CELGENE'S exclusive rights, privileges and license hereunder shall terminate.

         (b) CELGENE agrees to forward to each of CMCC and BIOVENTURE a copy of any and all fully executed sublicense agreements and any amendments thereto, and further agrees to forward to each of CMCC and BIOVENTURE annually a copy of such reports received by CELGENE from its SUBLICENSEES during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

         (c) CELGENE shall not receive from SUBLICENSEES anything of value in lieu of cash payments based upon payment obligations of any sublicense under this Agreement, without the express prior written permission of CMCC which shall not be unreasonably withheld or delayed. Prior to granting or withholding its consent, CMCC shall consult with BIOVENTURE as to the advisability of granting or withholding consent; provided that CMCC shall not be required to obtain the consent of BIOVENTURE, and that such consultation shall in no way delay or otherwise obstruct the delivery of CMCC's notice regarding its consent.

2.5 No Other Rights. The license granted hereunder shall not be construed to confer any rights upon CELGENE by implication, estoppel or otherwise as to any technology not specifically set forth in Appendices A, B and/or C hereof.

2.6 Government Rights. The license granted in Section 2.1 of this Agreement is subject to, and expressly limited by, any rights the United States government may have pursuant to Public Laws 96-517 and 98-620.

2.7 Acknowledgement of Transfers Under Celgene Sublicense. CELGENE and ENTREMED represent and warrant that the obligations described in Sections 2.5 and 2.6 of the CELGENE SUBLICENSE necessary for CELGENE to fulfill its obligations under this Agreement were fully satisfied.

4.7 Recordkeeping. CELGENE shall keep, and shall require each of its AFFILIATES and SUBLICENSEES to keep, full and accurate books of account containing all particulars relevant to its sales of PRODUCTS that may be necessary for the purpose of calculating all royalties payable to CMCC and BIOVENTURE pursuant to Sections 4.1, 4.2 and 4.3 of this Agreement. Such books of account, as well as all reasonably necessary supporting data, shall be kept at the principal place of business of CELGENE and each AFFILIATE and SUBLICENSEE, as applicable, for the five
         (5) years next following the end of the calendar year to which each shall pertain, and shall be open for inspection by an independent certified public accountant reasonably acceptable to CELGENE, upon reasonable notice during normal business hours at BIOVENTURE or CMCC'S expense, as the case may be, for the sole purpose of verifying royalty statements or compliance with this Agreement. In the event the inspection determines that royalties due BIOVENTURE or CMCC for any period have been underpaid by five percent (5%) or more, which underpayment has not since been remedied, then CELGENE and/or its AFFILIATE or SUBLICENSEE, as applicable, shall pay for all costs of the inspection. All royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate of two percent (2%) above the prime rate in effect at Fleet Bank on the due date. The payment of such interest shall not foreclose BIOVENTURE or CMCC, as the case may be, from exercising any other rights it may have as a consequence of the lateness of any payment. All information and data reviewed in the inspection shall be used only for the purpose of verifying royalties and shall be treated as CELGENE'S CONFIDENTIAL INFORMATION subject to the obligations of this Agreement. No audit shall be conducted hereunder more frequently than once during any twelve (12) month period, irrespective of whether such audit is on behalf of CMCC or on behalf of BIOVENTURE.

4.8 Quarterly Payments and Reports. In each year the amount of royalty due shall be calculated quarterly as of the end of each CALENDAR QUARTER and shall be paid quarterly within the forty-five (45) days next following such date. Every such payment shall be supported by the accounting described in Section 4.9 of this Agreement. All royalties due BIOVENTURE and CMCC are payable in United States dollars. BIOVENTURE and CMCC shall each designate, in writing, one bank account to which CELGENE shall make all payments due hereunder to each, respectively. When PRODUCTS are sold for currency other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such PRODUCTS were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in The Wall Street Journal, NY Edition on the last business day of the CALENDAR QUARTER in which such sales were made.

4.9 Accounting Reports. With each quarterly payment, CELGENE shall deliver to each of BIOVENTURE and CMCC a full and accurate accounting to include at least the following information:

         (a) Quantity of PRODUCT subject to royalty sold, by country, by CELGENE, its AFFILIATES or SUBLICENSEES;

         (b) Total receipts for each PRODUCT subject to royalty, by country and, to the extent used in any royalty calculations during such quarter, the exchange rate set forth in Section 4.8 of this Agreement;

         (c)      Deductions applicable as provided in Section 1.12;

         (d) Compensation on PRODUCTS received from SUBLICENSEES pursuant to a sublicense of CELGENE's rights under this Agreement;

         (e) Total royalties and/or compensation payable to BIOVENTURE and CMCC, as the case may be; and

Names and addresses of all SUBLICENSEES of CELGENE.

7.2      Infringement Actions.

         (a) Notification. In the event that any party learns of the infringement of any THALIDOMIDE PATENT RIGHT and/or MIXED PATENT RIGHT by a THIRD PARTY, or the filing of a Declaratory Judgment action by a third party alleging the invalidity, unenforceability, or noninfringement of any of same ("DJ ACTION"), that party must promptly notify the other parties to this Agreement of the infringement or DJ ACTION, as the case may be, in writing, and must provide reasonable evidence of the infringement. The notifying party shall also inform the other parties to this Agreement whether, in its reasonable judgment, the infringement is alleged to be (1) the making, using, offering for sale, selling or importing of a product that is or contains THALIDOMIDE in such a way as to infringe any of the THALIDOMME PATENT RIGHTS and/or any MIXED PATENT THALIDOMIDE CLAIMS ("THALIDOMIDE INFRINGEMENT"); and/or (2) the making, using, offering for sale, selling or importing of a product that is or contains an analog of THALIDOMIDE in such a way as to infringe any claim of any MIXED PATENT RIGHTS ("NON-THALIDOMIDE INFRINGEMENT"). If any party disagrees with the characterization of the infringement as THALIDOMIDE INFRINGEMENT or NON-THALIDOMIDE INFRINGEMENT, the parties hereto shall promptly negotiate in good faith a resolution to such dispute. If the parties are unable to resolve such dispute within three (3) months, the matter shall be resolved in accordance with the provisions of Section 12. If the parties determine that such infringement is both a THALIDOMIDE INFRINGEMENT and a NON-THALIDOMIDE INFRINGEMENT, the parties shall cooperate in good faith to effectuate the applicable provisions of this Section 7 to the fullest extent possible, taking into account the relative commercial interests of the parties. None of the parties will notify a THIRD PARTY (except their attorneys) of the infringement of any THALIDOMIDE PATENT RIGHT or MIXED PATENT RIGHT (including without limitation the foregoing characterization of the infringement), or of the filing of a DJ ACTION directed to any PATENT RIGHT, without first obtaining the consent of each party to this Agreement having rights in such PATENT RIGHT and/or in the relevant claims thereof, including without limitation any economic rights therein BIOVENTURE may have, either pursuant to this Agreement or pursuant to the NEW ANALOG AGREEMENT, which rights are actually or potentially impacted by such alleged infringement or DJ ACTION ("INTERESTED PARTY"), which consent shall not be unreasonably withheld or delayed.

         (b) Enforcement by CELGENE of Certain PATENT RIGHTS against THALIDOMIDE INFRINGEMENT. If, at any time during the term of this Agreement, any party hereto furnishes notice, pursuant to
                  Section 7.2(a), of a THALIDOMIDE INFRINGEMENT, then CELGENE shall have the right, but not the obligation, to bring a suit or action to compel termination of such infringement, at CELGENE's sole expense. CELGENE may join CMCC, ENTREMED and/or BIOVENTURE as parties as required, at CELGENE's sole expense. CMCC, ENTREMED and BIOVENTURE independently shall each have the right to join, at its own expense, any such suit or action brought by CELGENE, to the extent same are INTERESTED PARTIES therein.

         (c) Enforcement by ENTREMED of Certain PATENT RIGHTS against NON-THALIDOMIDE INFRINGEMENT. If, at any time during the term of this Agreement, any party hereto furnishes notice, pursuant to Section 7.2(a), of a NON-THALIDOMIDE INFRINGEMENT, then ENTREMED shall have the right, but not the obligation, to bring a suit or action to compel termination of such infringement, at ENTREMED's sole expense. ENTREMED may join CMCC, CELGENE and/or BIOVENTURE as parties as required, at ENTREMED's sole expense. CMCC, CELGENE and BIOVENTURE independently shall each have the right to join, at its own expense, any such suit or action brought by ENTREMED, to the extent same are INTERESTED PARTIES therein.

         (d) Enforcement of PATENT RIGHTS by CMCC. If within six (6) months after the date of any notice provided under Section 7.2(a) of this Agreement with respect to any THALIDOMIDE INFRINGEMENT, CELGENE fails to cause such infringement to terminate, to enter into negotiations to sublicense such alleged infringer, or to bring a suit or action to compel termination, or if CELGENE notifies CMCC that it does not intend to take any action in such regard (which CELGENE shall do promptly upon making such decision, and which notice CELGENE shall likewise promptly provide to ENTREMED and BIOVENTURE, to the extent same are INTERESTED PARTIES), CMCC shall thereafter have the sole right, but not the obligation, to cause such infringement to terminate, including without limitation by granting a sublicense hereunder in accordance with Section 7.5 hereof, and/or to bring such suit or action to compel termination at CMCC's sole expense. If within six (6) months after the date of any notice provided under Section 7.2(a) of this Agreement with respect to any NON-THALIDOMIDE INFRINGEMENT, ENTREMED fails to cause such infringement to terminate, to enter into negotiations to sublicense such alleged infringer, or to bring a suit or action to compel termination, or if ENTREMED notifies CMCC that it does not intend to take any action in such regard (which ENTREMED shall do promptly upon making such decision, and which notice ENTREMED shall likewise promptly provide to CELGENE and BIOVENTURE, to the extent same are INTERESTED PARTIES), CMCC shall thereafter have the sole right, but not the obligation, to cause such infringement to terminate, including without limitation by granting a sublicense hereunder in accordance with Section 7.5 hereof, and/or to bring such suit or action to compel termination at CMCC's sole expense. CMCC may join ENTREMED, CELGENE and/or BIOVENTURE as parties as required, at CMCC's sole expense. ENTREMED, CELGENE and BIOVENTURE independently shall each have the right to join, at its own expense, any such suit or action brought by CMCC, to the extent same are INTERESTED PARTIES therein.

         (e) Enforcement by BIOVENTURE of Certain PATENT RIGHTS against THALIDOMIDE INFRINGEMENT. If, within three (3) months after the date on which CMCC's right to bring any suit or action under Section 7.2(d) with respect to THALIDOMIDE INFRINGEMENT commences, CMCC fails to cause such infringement to terminate, to enter into negotiations to sublicense such alleged infringer, or to bring a suit or action to compel termination of such infringement, or if CMCC notifies BIOVENTURE that it does not intend to take any action in such regard (which CMCC shall do promptly upon making such decision), BIOVENTURE shall thereafter have the sole right, but not the obligation, to bring such suit or action to compel termination at BIOVENTURE's sole expense. BIOVENTURE may join ENTREMED, CELGENE and/or CMCC as parties as required, at BIOVENTURE's sole expense. ENTREMED, CELGENE and CMCC independently shall each have the right to join, at its own expense, any such suit or action brought by BIOVENTURE, to the extent same are INTERESTED PARTIES therein.

7.3      Declaratory Judgment Actions.

         (a) THALIDOMIDE DJ ACTIONS Defended by CELGENE. In the event that a DJ ACTION relating to the making, using, offering for sale, selling or importing of a product that is or contains THALIDOMIDE ("THALIDOMIDE DJ ACTION") is brought against CMCC, CELGENE, ENTREMED or BIOVENTURE concerning any of the PATENT RIGHTS, CELGENE, at its option, shall have the right, within thirty (30) days after commencement of such THALIDOMIDE DJ ACTION, to intervene, as applicable, and to assume control of the defense of such DJ ACTION, at its sole expense. CMCC, ENTREMED and BIOVENTURE shall each have the right, at its own expense, to join any THALIDOMIDE DJ ACTION defended by CELGENE hereunder, to the extent same are INTERESTED PARTIES therein. Except as otherwise stated in Section 7.5 of this Agreement,

                  CELGENE shall have the sole right, but not the obligation, to grant a sublicense of its rights hereunder for future use of any THALIDOMIDE PATENT RIGHTS and/or MIXED PATENT THALIDOMIDE CLAIMS in connection with any THALIDOMIIME DJ ACTION.

         (b) NON-THALIDOMIDE DJ ACTIONS Defended by ENTREMED. In the event that a DJ ACTION relating to the making, using, offering for sale, selling or importing of a product that is or contains an analog of THALIDOMIDE ("NON-THALIDOMIDE DJ ACTION") is brought against CMCC, CELGENE, ENTREMED or BIOVENTURE concerning any of the PATENT RIGHTS, ENTREMED, at its option, shall have the right, within thirty (30) days after commencement of such DJ ACTION, to intervene, as applicable, and to assume control of the defense of such NON-THALIDOMIDE DJ ACTION, at its sole expense. CMCC, CELGENE and BIOVENTURE shall each have the right, at its own expense, to join any NON-THALIDOMIDE DJ ACTION defended by ENTREMED hereunder, and to the extent same are INTERESTED PARTIES therein. Except as otherwise stated in
                  Section 7.5 of this Agreement, ENTREMED shall have the sole right, but not the obligation, to grant a sublicense of its rights hereunder for future use of any THALIDOMIDE PATENT RIGHTS and/or MIXED PATENT THALIDOMIDE CLAIMS in connection with any NON-THALIDOMIDE DJ ACTION.

         (c) Defense of THALIDOMIDE DJ ACTIONS By CMCC. In the event of any THALIDOMIDE DJ ACTION in which CELGENE does not assume control of the defense, as provided for in Section 7.3(a) hereof, or any NON-THALIDOMIDE DJ ACTION in which ENTREMED does not assume control of the defense, as provided for in Section 7.3(b) hereof, CMCC shall thereafter have the sole right, but not the obligation, to intervene and assume control of the defense of such THALIDOMIDE DJ ACTION, at its sole expense. CELGENE, BIOVENTURE, and/or ENTREMED shall each have the right, at its own expense, to join in any such THALIDOMIDE DJ ACTION or NON-THALIDOMIDE DJ ACTION defended by CMCC hereunder, to the extent same are INTERESTED PARTIES therein.

         (d) Defense of THALIDOMIDE DJ ACTIONS By BIOVENTURE. If CMCC fails to assume defense of any THALIDOMIDE DJ ACTION within thirty
                  (30) days of CMCC's right to do so, pursuant to Section 7.3(c), BIOVENTURE shall thereafter have the sole right, but not the obligation, to intervene and assume control of the defense of such THALIDOMIDE DJ ACTION, at its sole expense. CMCC, CELGENE and/or ENTREMED shall each have the right, at its own expense, to join in any such THALIDOMIDE DJ ACTION defended by BIOVENTURE hereunder, to the extent same are INTERESTED PARTIES therein.

7.4 Allocation of any Damages Award. Any damages recovered in connection with any suit or action brought pursuant to Section 7.2, or any DJ ACTION defended pursuant to section 7.3 shall be used (a) first to reimburse the party primarily responsible for conduct or defense of the litigation (i.e., CELGENE if the action is brought pursuant to Section 7.2(b) or defended pursuant to Section 7.3(a), ENTREMED if the action is brought pursuant to Section 7.2(c) or defended pursuant to Section 7.3(b), CMCC if the action is brought pursuant to Section 7.2(d) or defended pursuant to Section 7.3(c), and BIOVENTURE if the action is brought pursuant to Section 7.2(e) or defended pursuant to Section 7.3(d)) (each, as applicable, the "PRIMARY LITIGANT") for the cost of such suit or action (including attorney's fees) actually paid by such PRIMARY LITIGANT, then (b) to reimburse any INTERESTED PARTY that has, pursuant to the terms of Section 7.2 or 7.3, voluntarily joined any action brought or defended hereunder, for the cost of such suit or action (including attorney's fees) actually paid by such voluntarily joined INTERESTED PARTY, then (c) to reimburse CMCC and BIOVENTURE pro rata for any loss of royalties payable hereunder or under the NEW ANALOG AGREEMENT, as applicable. In the event that CELGENE and/or ENTREMED has, pursuant to the terms of Section 7.2 or 7.3, voluntarily joined any action brought or defended hereunder, then any damages remaining after the distributions set forth in subsections
         (a) through (c) of this Section 7.4 ("RESIDUAL DAMAGES") shall first be used to reimburse CELGENE and/or ENTREMED, as applicable, for their lost profits. Any remaining RESIDUAL DAMAGES shall next be distributed to or among the PRIMARY LITIGANT and any INTERESTED PARTIES that have, pursuant to the terms of Section 7.2 or 7.3, voluntarily joined any action brought or defended hereunder, on a basis to be determined in good faith by such INTERESTED PARTIES and the PRIMARY LITIGANT based on each such party's respective commercial interest in the subject matter of such suit or action.

7.5 Settlement of Enforcement Actions and DJ ACTIONS. In the event that any INTERESTED PARTY has, pursuant to the terms of Section 7.2 or 7.3, voluntarily joined any action brought or defended hereunder, then no settlement, consent judgment or other voluntary final disposition of such suit or action may be entered into without the prior consent of all such joined INTERESTED PARTIES, which consent shall not be unreasonably withheld or delayed. Except as otherwise stated below in this Section 7.5, (i) CELGENE shall have the sole right but not the obligation, in accordance with the terms and conditions of this Agreement, to sublicense any alleged infringer for future use of any THALIDOMIDE PATENT RIGHTS and/or any MIXED PATENT THALIDOMIDE CLAIMS with respect to any THALIDOMIDE INFRINGEMENT and (ii) ENTREMED shall have the sole right but not the obligation, in accordance with the terms and conditions of the NEW ANALOG AGREEMENT, to sublicense any alleged infringer for future use of any MIXED PATENT RIGHTS with respect to any NON-THALIDOMIDE INFRINGEMENT. CELGENE and ENTREMED shall each have the right to grant such sublicenses in accordance with the terms and conditions of this Agreement and the NEW ANALOG AGREEMENT, respectively, provided that neither shall grant any such sublicense to the detriment of the rights of CMCC or any such joined INTERESTED PARTY hereunder or under the NEW ANALOG AGREEMENT. In the event that CELGENE and/or ENTREMED elect not to exercise their right to initiate litigation against an alleged infringer, as set forth in Sections 7.2(b) and (c), respectively, or to defend a DJ ACTION, as set forth in Sections 7.3(a) and (b), respectively, then the PRIMARY LITIGANT shall have the right, but no obligation, to license or sublicense, as applicable, any alleged infringer for future use of any THALIDOMIDE PATENT

         RIGHTS and/or any MIXED PATENT RIGHTS, provided, however, that (1) the terms and conditions of such license or sublicense shall be commercially reasonable and commensurate in scope with the alleged infringement, (2) such license or sublicense shall not permit the further sublicensing, assignment or transfer of any right or license under the PATENT RIGHTS granted therein, and (3) but for a change in the grant under the relevant PATENT RIGHTS, as set forth in Section 2.1, from exclusive to co-exclusive in the region where such infringement has occurred and in the field to which such infringement relates, neither CELGENE's rights and licenses hereunder, nor ENTREMED's rights and licenses under the NEW ANALOG AGREEMENT, shall be affected.

7.6 Cooperation. In any suit or action any party may institute or control with respect to the enforcement or defense of any of the PATENT RIGHTS pursuant to this Agreement, the other parties hereto shall, at the request of the PRIMARY LITIGANT, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the PRIMARY LITIGANT, except as otherwise set forth in this Section 7. In any such suit or action that involves any MIXED PATENT THALIDOMIDE CLAIMS, all INTERESTED PARTIES shall consult and cooperate in good faith to the extent any argument, claim, counterclaim or defense advanced by any party to such suit or action actually or potentially impacts the rights of any other INTERESTED PARTY including, without limitation, with respect to any claim construction and infringement issues.

                    SECTION 9 - INDEMNIFICATION AND INSURANCE

9.1 By CELGENE. CELGENE will defend, indemnify and hold harmless each of CMCC, BIOVENTURE, their successors and AFFILIATES and their employees, agents, officers, trustees, shareholders and directors and each of them (the "Indemnified Parties") from and against any and all THIRD PARTY claims, causes of action and costs (including reasonable attorney's fees) of any nature made or lawsuits or other proceedings filed or otherwise instituted against the applicable Indemnified Parties in connection with any claims, suits or judgments arising out of any theory of product liability concerning the development, testing, manufacture, sale or use of any PRODUCT by CELGENE, its AFFILIATES or its SUBLICENSEES.

         (a) CELGENE's indemnification under this Section 9.1 shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activity, reckless misconduct or intentional misconduct of any Indemnified Party.

         (b) Commencing not later than the date of FIRST COMMERCIAL SALE of a PRODUCT, CELGENE shall obtain and carry in full force and effect product liability insurance against any claims, judgments, liabilities and expenses for which it is obligated to indemnify CMCC and others to the extent required under
                  Section 9.1 of this Agreement, in such amounts and with such deductibles as are customary at the time for companies engaged in a similar business, and shall provide CMCC and BIOVENTURE with written evidence of such insurance upon request.

9.2 Conditions to Indemnification. CELGENE's obligations under this Section 9 shall apply only if the Indemnified Parties promptly notify CELGENE of any loss, claim, damage, liability or action in respect of which the Indemnified Parties intend to claim such indemnification. CELGENE shall assume the defense thereof with counsel mutually satisfactory to the Indemnified Parties whether or not such claim is rightfully brought. Each Indemnified Party shall have the right to retain its own counsel, at its own expense, provided that CELGENE shall reimburse such Indemnified Party for such expense if representation of such Indemnified Party by the counsel retained by CELGENE would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other person represented by such counsel in such proceedings. The failure to deliver notice to CELGENE within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve CELGENE of any liability to any Indemnified Party under this Section 9, but the omission so to deliver notice to CELGENE will not relieve it of any liability that it may have to any Indemnified Party otherwise than under this Section 9. Each Indemnified Party under this Section 9 shall cooperate fully with CELGENE and its legal representatives in the investigations of any action, claim or liability covered by this indemnification.

                          SECTION 10 - EXPORT CONTROLS

10.1 It is understood that CMCC is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979) and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by CELGENE that CELGENE shall not export data or commodities to certain foreign countries without prior written approval of such agency. CMCC neither represents that a license shall not be required nor that, if required, it shall be issued.

                          SECTION 11- NON-USE OF NAMES

11.1 No party hereunder shall use the names of any other party hereunder, nor of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from the party to be named, except that CELGENE and CMCC may state that CELGENE is licensed by CMCC under the PATENT RIGHTS in the FIELD.

                            SECTION 12 - ARBITRATION

12.1 Any and all claims, disputes or controversies arising under, out of, or in connection with the this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Boston, Massachusetts, under patent arbitration rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by any party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes each of CMCC, CELGENE, BIOVENTURE and ENTREMED hereby irrevocably consents and submits.

12.2 Notwithstanding the foregoing, nothing in this Section 12 shall be construed (a) to waive any rights or timely performance of any obligations existing under this Agreement or (b) to apply to the provisions of Section 7.2 (Infringement Actions) (other than the fourth sentence of Section 7.3(a)) or Section 7.4 (Declaratory Judgment Actions).

                            SECTION 15 - TERMINATION

15.1 Term. Unless earlier terminated as hereinafter provided, this Agreement shall remain in full force and effect until CELGENE's obligations to pay royalties or other compensation under Section 4 of this Agreement, either directly or pursuant to a sublicense, terminate.

15.2 By Reason Of FDA Action. If the FDA withdraws or recalls THALIDOMIDE from the market permanently, or in any other way permanently revokes or terminates CELGENE's regulatory approval to market and sell THALIDOMIDE and/or PRODUCTS, CELGENE shall promptly notify CMCC and BIOVENTURE in writing, and this Agreement and all of CELGENE's, CMCC's, BIOVENTURE's and ENTREMED's rights and obligations hereunder shall terminate with respect to THALIDOMIDE and/or such PRODUCTS, as applicable, upon receipt by CMCC and BIOVENTURE of such notice.

15.3 Termination Of Royalty Obligations. Upon termination of CELGENE's obligation to pay royalties and other compensation hereunder with respect to a specific country and specific PRODUCT as to which CELGENE's license is then in effect, the license granted to CELGENE with respect to such country and such PRODUCT pursuant to Section 2 of this Agreement shall be deemed to be fully paid and CELGENE shall thereafter have a royalty free, exclusive right to use the PATENT RIGHTS to make, have made, use, offer to sell, sell and import such PRODUCT in such country.

15.4     Breach.

         (a) By Either CMCC or CELGENE. This Agreement shall be terminable by CELGENE or CMCC, respectively, upon the material breach or default of either CMCC or CELGENE, as applicable. In the event of a material breach or default by CMCC or CELGENE ("Defaulting Party"), the other party ("Non-Defaulting Party") shall give the Defaulting Party written notice of the default. The Defaulting Party will then have sixty (60) days to cure the breach. If cure has not been effected within said sixty (60) days, the Non-Defaulting Party shall have the right to terminate this Agreement. Notwithstanding anything in this Agreement to the contrary, CMCC agrees not to terminate this Agreement, for any reason, including pursuant to Sections 3.1(b), 3.2(b), 3.3(b), 3.4 and 15.4(b), without the prior written consent of BIOVENTURE, provided that (i) CMCC shall not be required to obtain the prior consent of BIOVENTURE prior to any termination based upon (1) a material breach of payment provisions of this Agreement or (2) a material breach of this Agreement the action or circumstances of which are, or may reasonably be expected to be, deleterious to CMCC's reputation and good standing within the healthcare community and (ii) CMCC shall terminate this Agreement if BIOVENTURE so requests in writing if the material breach entitling CMCC to terminate falls within Section 15.4(b)(i) of this Agreement.

         (b)      By CELGENE.

                  (i) Payments. If and only if CELGENE materially breaches this Agreement by failure to pay royalties and/or sublicensing or milestone payments due under Section 4 of this Agreement, and fails to cure such material breach within sixty (60) days of receiving written notice thereof pursuant to Section 15.4(a) of this Agreement, then CELGENE's rights under this Agreement shall terminate, and CELGENE shall grant to CMCC, to the extent not prohibited by the United States Government or by prior contractual obligations to any THIRD PARTY:

                           (a) an exclusive, worldwide, royalty-free license, with the right to sublicense, under CELGENE DEVELOPED INTELLECTUAL PROPERTY; and

                           (b) a non-exclusive, worldwide, irrevocable, royalty-free license, with the right to sublicense, under (1) that certain Agreement by and between the Division of Cancer Treatment at the National Cancer Institute ("NCI") and ENTREMED, dated November 16, 1994, and executed on behalf of ENTREMED on November 23, 1994, and on behalf of NCI on November 18, 1994, as assigned by ENTREMED to CELGENE ("NCI AGREEMENT"), and (2) any Orphan Drug Status and Investigational New Drug applications filed by ENTREMED as of December 9, 1998, as set forth in Appendix C of the CELGENE SUBLICENSE, to the extent same were assigned or licensed to CELGENE pursuant to Section 2.4 of the CELGENE SUBLICENSE ("REGULATORY APPLICATIONS");

                           in the case of both (a) and (b), to make, have made, use, lease, offer to sell, sell, and import PRODUCTS in the TERRITORY.

                  (ii) Diligence. If and only if (i) CMCC exercises its right and option to terminate the license granted to CELGENE in the entire TERRITORY, pursuant to Section 3.1 (b) of this Agreement, or
                           (ii) CMCC exercises its right and option to terminate the license granted to CELGENE in Europe, Canada, or the PACIFIC RIM, pursuant to Section 3.2(b) of this Agreement, or (iii) CMCC exercises its right and option to terminate the license granted to CELGENE for use in animals, pursuant to Section 3.3(b) of this Agreement or (iv) CMCC exercises its right and option to terminate the license granted to CELGENE for PRODUCTS for ophthalmologic use in the United States pursuant to Section 3.4 of this Agreement, then, only in the region in which such termination has occurred, and only to the extent of such termination as specified in Section 3.1(b), 3.2(b), 3.3(b) and/or 3.4, as applicable:

                           a) CELGENE's rights under this Agreement shall terminate; and

                           b) CELGENE shall grant to CMCC, to the extent not prohibited by the United States Government or by prior contractual obligations to any THIRD PARTY, solely to the extent necessary to permit CMCC to exercise its rights under such terminated PATENT RIGHTS in the relevant region or territory and solely to the extent CELGENE's rights thereunder have terminated, pursuant to Section 3: (1) a non-exclusive, worldwide, royalty-free license, with the right to sublicense, under the NCI AGREEMENT and any REGULATORY APPLICATIONS, to make, have made, use, lease, offer to sell, sell, and import PRODUCTS in the TERRITORY; and
                                    (2) immunity from suit for any causes of action CELGENE may have arising out of or in connection with any CELGENE DEVELOPED INTELLECTUAL PROPERTY that would otherwise be infringed by the making, having made, using, leasing, offering for sale, selling, or importing of any PRODUCTS in such region or TERRITORY. The term of the rights granted to CMCC under this Section 15.4(b)(ii)(b) shall continue for so long as any PATENT RIGHT exists, within the relevant region or TERRITORY, that contains an ISSUED VALID CLAIM covering a PRODUCT (only for animal use in the case of termination pursuant to
                                    Section 3.3(b), and only for ophthalmologic use, in the case of termination pursuant to
                                    Section 3.4), provided that if any patent applications within the PATENT RIGHTS are pending, in the relevant region or TERRITORY, at the end of such term, and any ISSUED VALID CLAIM covering a PRODUCT (only for animal use in the case of termination pursuant to Section 3.3(b), and only for ophthalmologic use, in the case of termination pursuant to Section 3.4) subsequently issues from such PATENT RIGHTS, then CMCC's rights under this Section 15.4(b)(ii)(b) shall recommence, in the relevant region or TERRITORY, on the issuance date of such ISSUED VALID CLAIMS and continue until the date of expiration or termination of the last to expire of such ISSUED VALID CLAIMS in such region or TERRITORY.

                                    CMCC shall have the right to sublicense the rights granted to it under this Section 15.4(b)(ii)(b), with CELGENE's prior written consent, as set forth herein, only to its AFFILIATES and other THIRD PARTIES in connection with and commensurate in scope with a bona fide license of CMCC's rights under the PATENT RIGHTS. Prior to granting any such sublicense, CMCC shall notify CELGENE in writing of such AFFILIATE or THIRD PARTY and CELGENE shall have the right to consent to such AFFILIATE or THIRD PARTY (which consent shall not be unreasonably withheld or delayed) on the basis of such AFFILIATE or THIRD PARTY's safety record and capacity to satisfy all applicable health and safety laws, rules and regulations governing the manufacture, use, offer for sale, sale and/or importation of PRODUCTS.

         (c) Termination under this Section 15.4 will be effective upon the date specified in the written notice. All termination rights shall be in addition to and not in substitution for any other remedies that may be available to the Non-Defaulting Party. Termination pursuant to this Section 15.4 shall not relieve the Defaulting Party from liability and damages to the Non-Defaulting Party for default. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate or convert this Agreement arising by reason of any subsequent default.

         (d) Upon any termination of this Agreement in its entirety, or with respect to any PATENT RIGHTS pursuant to Section 15.4(b)(ii), for any reason, whether by CELGENE or by CMCC, each of CMCC and CELGENE agrees not to enter into any other agreement, arrangement or understanding with each other granting a license to CELGENE under any PATENT RIGHTS in the FIELD without providing for the payment to BIOVENTURE of 75% of royalties and other consideration payable to CMCC under such other agreement, arrangement or understanding. In addition, upon any termination of this Agreement in its entirety or with respect to any PATENT RIGHTS pursuant to
                  Section 15.4(b)(ii), for any reason, CMCC agrees not to enter into any other agreement, arrangement or understanding with a THIRD PARTY granting a license under PATENT RIGHTS in the FIELD without providing for the payment to BIOVENTURE of 75% of royalties and other consideration payable to CMCC under such other agreement, arrangement or understanding.

15.5 Insolvency. CMCC may terminate this Agreement upon receipt of notice that CELGENE has become insolvent or has suspended business in all material respects hereof, or has consented to an involuntary petition purporting to be pursuant to any reorganization or insolvency law of any jurisdiction, or has made an assignment for the benefit of creditors or has applied for or consented to the appointment of a receiver or trustee for a substantial part of its property, by giving written notice to all other parties, and termination of this Agreement will be effective upon receipt of such notice.

15.6 Work-In-Progress. Upon termination of this Agreement, CELGENE shall be entitled, but shall not be obligated, to finish any work-in-progress at the time of termination and sell the same as well as all completed inventory of PRODUCTS which remains on hand as of the date of the termination, so long as CELGENE pays to CMCC and BIOVENTURE the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in this Agreement.

15.7 Survival. The obligations of Sections 2.2.3, 2.2.4, 2.2.5, 2.4, 2.5, 4.7, 5, 9, 11, 12 and 13.3, as well as Sections 15.4(b)(i),
         15(b)(ii)(b), 15.4(d), 15.5, 15.6, 15.7, 15.8, 16.2, 16.3, 16.4, 16.5,
         16.6, 16.7 and 16.9 shall survive any termination of this Agreement. Any payment obligations accrued and owing as of the date of termination or expiration of this Agreement shall survive such termination or expiration. The rights and obligations of CMCC and ENTREMED relating to MIXED PATENT RIGHTS, as set forth in Section 7 of this Agreement, shall survive termination or expiration hereof pursuant to the terms and conditions of the NEW ANALOG AGREEMENT.

15.8 Reversion of Rights. Upon termination of this Agreement or of the rights and licenses granted to CELGENE in any country of the TERRITORY, CELGENE agrees not to use the PATENT RIGHTS in any country other than those countries in which CELGENE retains a license under this Agreement. In addition, all rights to the PATENT RIGHTS in any such country shall revert to CMCC and, subject to Section 15.4(d), may be used by CMCC without restriction in any country other than those countries in which CELGENE retains a license under this Agreement.

15.9 Termination or Expiration of NEW ANALOG AGREEMENT. In the event that the NEW ANALOG AGREEMENT terminates or expires during the Term of this Agreement, EntreMed's rights and obligations hereunder shall, as of the effective date of such termination or expiration, immediately cease, except for any rights and obligations which survive termination or expiration of this Agreement, pursuant to Section 15.7 hereof.

                         SECTION 16 - GENERAL PROVISIONS

16.1 Relationship of Pasties. The relationship between CMCC, CELGENE, BIOVENTURE and ENTREMED is that of independent contractors. CMCC, CELGENE, BIOVENTURE and ENTREMED are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties. None of the parties shall have any power to bind or obligate any of the other parties in any manner.

16.2 Entire Understanding. This Agreement, the NEW ANALOG AGREEMENT and the Consents sets forth the entire agreement and understanding among the parties as to the subject matter thereof and supersede all prior agreements in this respect, including without limitation the ENTREMED LICENSE and the CELGENE SUBLICENSE, both of which shall automatically and without any further action of the parties terminate on the EFFECTIVE DATE hereof. Notwithstanding anything to the contrary set forth herein, ENTREMED shall be and remain solely liable and responsible for the past breach of performance of any duties, obligations and covenants under the ENTREMED LICENSE, and the performance of any duties, obligations and covenants that survive termination of the ENTREMED LICENSE.

16.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, U.S.A. without reference to its choice of law principles. Each party agrees that the state and federal courts located in the Commonwealth of Massachusetts, including any courts of appeal therefrom, shall have exclusive jurisdiction over any dispute arising under this Agreement, and the parties hereby consent to personal jurisdiction of such courts in any such action.

16.4 Headings. The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular or section or paragraph.

16.5 Amendments. Any provisions of this Agreement may be amended, modified or waived, if and only if, such amendment, modification or waiver is in writing and signed by all parties to this Agreement, including, without limitation, BIOVENTURE, or, in the case of a waiver, by the party against whom the waiver is to be effective. The consent of ENTREMED shall not be required with respect to any amendment or modification of this Agreement, except any such amendment or modification to Section 7.

16.6 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a, particular default or other matter shall not constitute a waiver of a party's right to the future enforcement of its rights under this Agreement, excepting only as to an expressed written and signed waiver as to a particular matter for a particular period of time.

16.7 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

16.8 Patent Marking. CELGENE agrees to mark the labels of PRODUCTS with all applicable patent numbers in accordance with standard practice in the pharmaceutical industry.

16.9 Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon the earlier of (i) when received at the address set forth below, or (ii) three (3) business days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) when sent, if sent by facsimile, as confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated below:

              If to CMCC:            Children's Medical Center Corporation
                                     c/o Children's Hospital Boston
                                     Intellectual Property Office
                                     300 Longwood Avenue
                                     Boston, MA 02115

                                     Attn: Chief Intellectual Property Officer
                                     Fax: (617) 232-7485

              If to CELGENE:         Celgene Corporation
                                     7 Powder Horn Drive
                                     Warren, NJ 07059
                                     Attn: President and COO
                                     Fax: (732) 805-3931

              If to BIOVENTURE:      Bioventure Investments kft
                                     c/o Royalty Pharma Management
                                     675 Third Avenue, Suite 3000
                                     New York, NY 10017
                                     Attn: Dave Madden
                                     Pablo Legorreta
                                     Fax: (917) 368-0021

              If to ENTREMED:        EntreMed, Inc.
                                     9640 Medical Center Drive, Suite 200
                                     Rockville, MD 20850
                                     Attn: Thomas P. Russo
                                     Fax: (302) 217-9594

16.10 Original Counterparts. This Agreement may be executed in four separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.